Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2010, included in the Information Statement/Prospectus of National Property Investors III that is made part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-169872) and Prospectus of Apartment Investment and Management Company and Aimco Properties, L.P.
/s/Ernst & Young LLP
Greenville, SC
October 27, 2010